Exhibit 10.1

AMENDMENT TO
DUKE ENERGY CORPORATION
EXECUTIVE CASH BALANCE PLAN
(as Amended and Restated Effective January 1, 2014)

The Duke Energy Corporation Executive Cash Balance Plan (the “Plan”) is hereby amended, effective September 30, 2020, as follows:

1.	A new Section 4.5 is added to the Plan as set forth below:

“4.5     Freeze of Make Whole-Whole Benefit Participation and Pay Credits to Make-Whole Account. Notwithstanding anything contained in Section 4.1 of the Plan to the contrary, no Make-Whole Account shall be established and no Make-Whole Benefit shall be provided to any Employee who becomes a Participant after September 30, 2020. Notwithstanding anything contained in Section 4.2 to the contrary, no Participant shall be eligible to receive any Pay Credits to a Make-Whole Account under the Plan for any calendar month that commences after September 30, 2020. The amounts credited to a Participant’s Make-Whole Account for months prior to October 1, 2020 shall continue to be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the elimination of Pay Credits for any calendar month that commences after September 30, 2020 (subject in all cases to the right of a Participant or the Company to modify the payment terms in accordance with the provisions of the Plan) and shall continue to be adjusted for Interest Credits as provided in Section 4.4 hereof.”

2.            Except as explicitly set forth herein, the Plan will remain in full force and effect.

DUKE ENERGY CORPORATION

By:	/s/ Ronald R. Reising
Ronald R. Reising
Senior Vice President and Chief Human Resources Officer

Date:	September 23, 2020

By:	/s/ Kodwo Ghartey-Tagoe
Kodwo Ghartey-Tagoe
Executive Vice President, Chief Legal Officer and Corporate Secretary

Date:	September 24, 2020